Exhibit 10(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 of Registration Statement No. 333-96785 of First MetLife Investors Variable Annuity Account One on Form N-4 of our report dated April 13, 2004 relating to First MetLife Investors Variable Annuity Account One, appearing in the Statement of Additional Information in Post-Effective Amendment No. 2 to Registration Statement No. 333-96785, to the use in this Post-Effective Amendment No. 6 of Registration Statement No. 333-96785 of First MetLife Investors Insurance Company of our report dated April 12, 2004, November 1, 2004 as to Note 11, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri

November 1, 2004